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                                                                   Exhibit 10.72

                               CAP ROCK ELECTRIC

                    ACHIEVEMENT BASED COMPENSATION AGREEMENT

                 Corporate Asset Non-CFC Financing Arrangements

         In accordance with Cap Rock Electric Cooperative, Inc. ("Cap Rock Electric") Board Policy 143, this contract provides for calculation and payment of achievement compensation in the form of a percentage of the gross amount of transactions involving the acquisition of capital other than through conventional bank financing through the ultimate sale or though a sale/leaseback of a Power Transmission Facility interconnecting Southwestern Public Service Company's grid with Cap Rock Electric's distribution system.

         (1) Responsible Individuals:

             Ronald W. Lyon

         (2) Amount of Achievement Based Compensation:

             The achievement based compensation will be (1%) of the net profit or net capital acquired by Cap Rock Electric through the transaction if payment is taken in cash or (2%) if payment is taken in stock of Cap Rock Energy Corporation.

         (3) Calculation of the Transaction Proceeds:

             The net profit or net capital is defined as the total capital received by the company minus the original capital received from the original sale/leaseback of the transmission line.

         (4) Term of Achievement Based Compensation:

             The achievement compensation will be owed after the receipt of the proceeds from the transaction triggering payment under this Agreement, but shall not be payable until 2003 or new equity in the amount of five million dollars ($5,000,000,000.00) or more is raised, whichever occurs first.

         (5) Payment of the Achievement Based Compensation:

             The Achievement based compensation will be paid in cash or stock in Cap Rock Energy Corporation. The achievement based compensation will be paid in stock in Cap Rock Energy Corporation as soon as stock is available or cash at each eligible individual's option. All compensation payable under this Agreement shall vest as of

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             the closing data of the transaction triggering payments under this
             Agreement. The right to receive stock shall vest immediately on the closing of the transaction, even if stock is not available to be issued at that time. If stock is chosen by an individual, for each one dollar ($1.00) of cash that an eligible individual would be entitled to receive under this Agreement if payment were taken in cash, the individual shall be paid two dollars ($2.00) worth of Cap Rock Energy stock. For example, if based upon the formula set forth in this agreement an individual is entitled to a cash payment of $50,000.00, that individual will receive $100,000.00 in stock if he chooses to be paid in stock rather than cash. The price of the Cap Rock Energy stock shall be determined by the average price per share of the last three trades prior to the issuance of stock to the eligible individual and this is the price that shall be used to determine the number of shares to be issued to each eligible individual. At the option of the Board of Directors, the stock may be restricted. If such stock is restricted or if a vesting requirement is invoked on the stock issued to individuals hereunder, then and in that event, the vesting shall start as of the closing date of the transaction triggering payment under this Agreement.

         (6) Conditions and Consideration for Payment:

             Except upon becoming eligible for benefits under any Cap Rock retirement plan, either early or regular, the Achievement Compensation will be payable to the recipients listed below in paragraph (6) without regard to the continued employment of those individuals by Cap Rock Electric or an affiliate or subsidiary thereof. Each individual agrees that he will keep the terms of this contract, as well as the terms of the transactions causing the awarding and payment of the Achievement Compensation, confidential.

         (7) Sharing with Other Individuals:

             In recognition of the necessary contribution of the entire management team to the continued success of Cap Rock Electric and the successful implementation of alternate or non-CFC financing arrangements, the Achievement Compensation will be shared among the Responsible Individual and the other management team members as follows:

                    Responsible Individual - 30%
                    Management Team - 70%
                             a.  President/CEO - 30%
                             b. Other Individuals selected by the President/CEO and Board of Directors - 40%

                                 i.      Ulen North                 4.4%
                                 ii.     Sam Prough                 4.4%

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                                 iii.    Russell E. Jones           4.4%
                                 iv.     Alfred J. Schwartz         4.4%
                                 v.      S.D. Buchanan              4.4%
                                 vi.     Newell Tate                4.4%
                                 vii.    Jerry Hoclscher            4.4%
                                 viii.   Floyd Ritchey              4.4%
                                 ix.     Michael Schaffner          4.4%

         Except for the confidentially and retirement provisions, the conditions for payment described above in paragraph (6) are not applicable to those persons identified and listed above as "Other Individuals". It is further understood and agreed that such conditions for payment as set out in paragraph (6) are applicable subject to the amount of such Achievement Compensation total payment being commensurate and equitable with the conditions placed upon the recipients by the acceptance of such Compensation.

         In the event the Responsible Party should violate the terms of this Agreement, the right to receive further payments under this Agreement, not already vested at the time, shall immediately cease and such interest or right to future non-vested payments, if any, shall revert to Cap Rock Electric. In the event any individual named herein by the President/CEO and Board of Directors as a part of the Management Team shall violate the terms of this Agreement, the right to receive future payments under this Agreement, not already vested at the time, if any, shall immediately cease and the President/CEO shall have the right to allocate such share among those named individuals or others as he may deem in the best interest of the Cooperative. All compensation payable under this Agreement shall one hundred percent (100%) vest as of the closing date of the transaction triggering payments under this Agreement or if there is a change of control of the Company. In the event any individual eligible to receive payments under this Agreement dies after his compensation payable under this agreement has vested, such eligible individual's compensation under this Agreement shall be payable to his estate.

         Witness our hands on this the 21st day of August, 2001.
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  /s/  [Illegible]                                8/21/01
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Responsible Individual                           Date

  /s/  [Illegible]                                8/21/01
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President/CEO                                    Date


  /s/  [Illegible]                                8/21/01
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Chairman                                         Date